Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

 (Form Type)

PAGAYA TECHNOLOGIES LTD.

 (Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	11,466,424(3)	$9.61	$110,192,334.64	0.00015310	$16,870.45(5)
Equity	Class A Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	738,000(4)	$9.61	$7,092,180	0.00015310	$1,085.82(5)
Total Offering Amounts					$117,284,514.64		$17,956.26
Total Fee Offsets							-
Net Fee Due							$17,956.26

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Class A Ordinary Shares that become issuable in respect of the securities identified in the above table by reason of any stock dividend (share bonus issue), stock split (share subdivision or consolidation), recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Class A Ordinary Shares.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on March 11, 2025.

(3)	Represents 11,466,424 Class A Ordinary Shares reserved for issuance under the Pagaya Technologies Ltd. 2022 Share Incentive Plan and Sub-Plan for Israeli Participants.

(4)	Represents 738,000 Class A Ordinary Shares reserved for issuance under the Pagaya Technologies Ltd. 2023 Employee Stock Purchase Plan.

(5)	Rounded up to the nearest cent.